Two Connell Drive Berkeley Heights, NJ 07922

CONTACT:
Greg Gin
Director, Investor Relations
info@genta.com
(908) 286-3980

Genta Incorporated Announces First Quarter 2005 Financial Results

Conference Call on May 18, 2005 to Review Financials, Milestones, and ASCO Presentations

BERKELEY HEIGHTS, NJ – May 9, 2005 – Genta Incorporated (NASDAQ: GNTA) today reported financial results for the first quarter ended March 31, 2005. Genta reported revenues of $18.5 million and a profit of $14.0 million or $0.15 per share. The first quarter profit was driven largely by accelerated recognition of deferred revenues due to the sanofi- aventis notice of termination of the 2002 Genasense® (oblimersen sodium) injection collaboration agreements. As of March 31, 2005, the Company had cash, cash equivalents and marketable securities totaling $31.2 million. On Wednesday May 18, 2005 at 8:30 AM EST, Genta management will host a conference call and live audio webcast to discuss financial results and presentations from the annual meeting of the American Society of Clinical Oncology (ASCO).

Clinical Highlights and Milestones

The first quarter was marked by important activities regarding the Company’s clinical development programs.

  In December 2004, the Company released initial data from its randomized Phase 3 clinical trial of fludarabine plus cyclophosphamide with or without Genasense for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Results showed that the trial had met its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response when treated with Genasense plus chemotherapy compared with chemotherapy used alone. The Company has continued to collect follow- up data on patients in this trial in order to ascertain the comparative durability of these responses. Genta is currently exploring the feasibility of submitting these data as a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA). Genasense has been granted “Fast Track” and “Orphan Drug” designations by FDA in CLL, which are intended to expedite regulatory applications that address unmet medical needs. The CLL indication has also received Orphan Drug designation from the European Medicines Agency (EMEA).

  In February 2005, the Company completed two years of follow-up for all patients who enrolled in a randomized Phase 3 clinical trial of dacarbazine with or without Genasense for treatment of advanced malignant melanoma. An NDA for this indication failed to receive an affirmative approval vote at a meeting of FDA’s Oncologic Drugs Advisory Committee (ODAC), and Genta withdrew the application in mid-2004. Updated information from this trial will be reported at the ASCO meeting on Saturday, May 14, 2005. The Company is currently exploring the feasibility of filing regulatory applications in Europe and the U.S. for Genasense in melanoma.
  Under sponsorship of the U.S. National Cancer Institute, the Cancer and Leukemia Group B (CALGB), the nation’s largest oncology cooperative group, is currently conducting a randomized trial of daunorubicin plus cytarabine with or without Genasense in patients over the age of 60 with acute myeloid leukemia (AML) who have not previously received chemotherapy. Approximately 150 patients have been accrued into this trial, which has a planned sample size of approximately 400 individuals. Several end-points will be sequentially evaluated in this trial, including complete remission, remission duration, and overall survival. AML has received Orphan Drug Designation in the U.S.
  Accrual has been completed into two separate randomized trials of chemotherapy with or without Genasense, one conducted by the CALGB in patients with small cell lung cancer (SCLC) and the other sponsored by Genta in patients with non-small cell lung cancer (NSCLC). These trials enrolled 63 and 298 patients, respectively. Preliminary, comparative safety data from the SCLC trial will be presented at the ASCO meeting later this month. Survival data from both trials are currently expected to be available in 2006.
  In March 2005, Genta received notice from FDA that a second drug from the Company’s DNA/RNA Medicines Program, LR3001 (c-myb antisense oligonucleotide), received designation as an Orphan Drug for treatment of patients with chronic myelocytic leukemia (CML)

New Clinical Publications

Final reports from two clinical trials of Genasense were published recently in a leading oncology journal. Two publications in the Journal of Clinical Oncology reported results in patients with AML and multiple myeloma, respectively, using chemotherapy plus Genasense. In both studies, treatment with Genasense was associated with a decrease in Bcl-2, the intended target of drug therapy that has been associated with inherent and acquired resistance of cancer cells to anticancer therapy. The first study tested a range of Genasense doses in patients with AML over the age of 60 who also received daunorubicin plus cytarabine. The second study evaluated escalating doses of Genasense in patients with relapsed myeloma who received dexamethasone plus thalidomide (Thalomid®, Celgene). An abstract of the report of Genasense in AML can be accessed at:
http://www.jco.org/cgi/content/abstract/JCO.2005.09.118v1.
An abstract of the report of Genasense in myeloma can be accessed at:
http://www.jco.org/cgi/content/abstract/JCO.2005.14.381v1.

Additional results from Genasense clinical trials will be updated on the conference call and featured at the upcoming ASCO meeting during May 13-17, 2005. A list of abstracts related to Genasense that will be featured at ASCO can be accessed at:
http://www.genta.com/Genta/InvestorRelation/2005/press_20050505.html.

Financial Results

In the first quarter, revenues were $18.5 million, compared to $1.7 million in the first quarter of 2004. The increase was due to accelerated recognition of deferred license fees and development funding revenues related to the sanofi-aventis collaboration. Prior to the sanofi-aventis notice of termination on November 8, 2004, these deferred revenues were being recognized over a period of 115 months. As a result of the notice of termination, the remaining balance of deferred revenues as of November 8, 2004 is now being recognized over the six- month termination notice period ending on May 8, 2005. The impact of the acceleration in the recognition of deferred revenues was slightly offset by a decline in the sales of Ganite® (gallium nitrate injection).

First quarter gross expenses were $7.9 million, before reimbursements pursuant to the commercialization agreement with sanofi-aventis. This amount represented a $13.7 million decrease from the year-ago period. Expenses during the quarter declined due to the staff reductions and other cost saving actions announced in May 2004, as well as a decrease in clinical development spending following the completion of three Genasense Phase 3 trials. First quarter net expenses, after the sanofi-aventis expense reimbursement of $3.3 million, decreased to $4.6 million from $14.1 million in the comparable quarter in 2004. Under the terms of the alliance agreements, sanofi-aventis will continue to reimburse Genta for ongoing Genasense clinical trials and development activities during the six- month notice period. As of May 8, 2005, all Genasense costs are the responsibility of Genta.

As of March 31, 2005, Genta had short-term debt of $4.1 million, down from total debt of $45.0 million a year ago. The decrease reflects $10.0 million in convertible long-term debt forgiven by sanofi- aventis pursuant to the notice of termination of the Genasense collaboration agreements, as well as, a $30.9 million reduction in short-term debt through the sale of Genasense drug substance to sanofi-aventis and the application of sanofi-aventis reimbursements against the line of credit.

Genta had cash, cash equivalents and marketable securities of $31.2 million as of March 31, 2005, compared to $42.2 million as of December 31, 2004. The monthly cash outflows during the first quarter were consistent with the 2005 financial guidance previously provided by the Company.

Conference Call and Webcast

Genta Incorporated will host a conference call and live audio webcast on Wednesday, May 18, 2005 to discuss its first quarter financial results, an update on operations and clinical programs, as well as a review of the data presented at the recent ASCO annual meeting. Dr. Raymond P. Warrell, Jr., Chief Executive Officer of Genta, and William P. Keane, Chief Financial Officer, will host the call and webcast at 8:30 AM EST.

The conference call can be accessed live as follows:
U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days. Audio replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 5958560.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release and the conference call and webcast to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data
(unaudited)
(In thousands, except per share data)

	Three Months Ended March 31

	2005	2004

Revenues:
License fees/Development Funding/ Other	$18,438	$1,310
Product sales - net	76	372

Total revenues	18,514	1,682

Cost of goods sold	15	93

Gross margin	18,499	1,589

Costs and expenses:
Research and development	3,870	12,353

Selling, general and administrative	3,986	9,224

Total costs and expenses - gross	7,856	21,577
sanofi-aventis reimbursement	(3,252)	(7,433)

Total costs and expenses - net	4,604	14,144

Other income	130	23

Net income (loss)	14,025	(12,532)

Net income (loss) per common share	$0.15	$(0.16)

Shares used in computing net income (loss) per share	95,358	76,859

Condensed Consolidated Balance Sheet Data

	March 31 2005	December 31 2004

Cash, cash equivalents and
marketable securities	$31,215	$42,247
Working capital	10,410	(4,269)
Total assets	38,251	50,532
Total stockholders' equity	15,781	1,752